975 F Street, N.W. Washington, D.C. 20004 (202) 463-2400 fax (202) 828-5393 www.seyfarth.com

February 11, 2009

Lantis Laser Inc.
11 Stonebridge Court
Denville, New Jersey 07834

Re: Lantis Laser Inc. Amendment No. 10 on Form S-1/A to Registration Statement on Form SB-2

Dear Ladies and Gentlemen:

We have acted as counsel to Lantis Laser Inc., a Nevada corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”), which Registration Statement was filed by the Corporation with the Securities and Exchange Commission on September 26, 2007 and amended on Form S-1/A on February 14, 2008, June 24, 2008, July 17, 2008, September 15, 2008, October 8, 2008, October 29, 2008, December 5, 2008, December 18, 2008, January 29, 2009 and February 11, 2009 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 10,563,548 shares of the Corporation’s common stock, including shares issuable upon the conversion of certain outstanding convertible notes (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that the shares of Common Stock when sold by the Corporation and the selling stockholders named in the Registration Statement to the public will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Respectfully yours,

SEYFARTH SHAW LLP

/s/ Ernest M. Stern Ernest M. Stern